                                                                   Exhibit 3.75

                              OPERATING AGREEMENT



                                       OF



                              SEEDBIOTICS, L.L.C.

                               TABLE OF CONTENTS



Section                                                       Page
-------                                                      ------
 1   Definitions............................................     1
 2   Members................................................     4
 3   Formation..............................................     4
 4   Nature of Business.....................................     5
 5   Contributions and Capital Accounts.....................     6
 6   Warranties, Indemnification and Liabilities............     8
 7   Allocation of Income and Losses........................     9
 8   Distributable Cash.....................................    10
 9   Books, Records, Accounting and Reports.................    10
10   Bank Accounts..........................................    11
11   Authority and Rights of Members........................    11
12   Management and Control of the Company..................    13
13   Meetings of Members and/or Management Committee........    16
14   Covenant Not to Compete................................    18
15   Other Business Ventures................................    19
16   Transfer or Pledge of Company Interests................    19
17   Withdrawal of Members..................................    20
18   No Dissolution Upon Withdrawal or Transfer.............    20
19   Dissolution and Liquidation of the Company.............    20
20   Indemnity..............................................    22
21   Liability Insurance....................................    22
22   Notices................................................    22
23   General Provisions.....................................    23



Exhibits
--------
  A


                              OPERATING AGREEMENT

                                       OF

                              SEEDBIOTICS, L.L.C.

          THIS OPERATING AGREEMENT (herein the "Agreement") of SEEDBIOTICS, L.L.C., a limited liability company organized pursuant to the Idaho Limited Liability Company Act (hereinafter the "Company"), is entered into and shall be effective as of the Effective Date, by and among the Company and the entities executing this Agreement as Members.

                                   SECTION 1

                                  DEFINITIONS

          For purposes of this Company Agreement (as defined below), unless the context clearly indicates otherwise, the following terms shall have the meanings set forth below:

          1.1       ACT:      The Idaho Limited Liability Company Act and all
amendments to the Act.

          1.2       AFFILIATE:     A person or entity controlling, controlled
by, under common control with, or having a material financial interest in a Member or Committee Member.

          1.3       ARTICLES:      The Articles of Organization of the Company
as properly adopted and amended from time to time by the Members and filed with the Secretary of State.

          1.4       ASSIGNEE:      A transferee of a Percentage Interest who
has not been admitted as a Substituted Member.

          1.5       CAPITAL ACCOUNTS:   The Capital Account of a Member shall
mean the capital account of that Member determined from the inception of the Company strictly in accordance with the rules set forth in Section 1.704-1(b)(2)(iv) of the Regulations.

                    Subject to the previous paragraph, "Capital Account" shall mean:

                    (a) The amount of money contributed by the Member to the Company, increased by

                    (b) The fair market value of property contributed by the Member to the Company (net of liabilities secured by the property or to which the property is subject), and

     (c)  The amount of Income allocated to the Member, and decreased by



     (d)  The amount of money distributed to the Member,

     (e) The fair market value of property distributed to the Member by the Company (net of liabilities secured by the property or to which the property is subject),

     (f) The Member's share of expenditures of the Company described in Section 705(a)(2)(B) of the Code (including, for this purpose, losses which are non-deductible under Section 267(a)(1) or Section 707(b) of the Code), in accordance with the Member's Percentage Interest in the Company,

     (g) The Member's share of amounts paid or incurred by the Company to organize the Company or to promote the sale of (or to sell) interests (except to the extent properly amortizable for tax purposes) in accordance with the Member's Percentage Interest in the Company, and

     (h)  The amount of Losses allocated to the Member.

     Although not contemplated by the Members, any assumption of a Member's unsecured liability by the Company shall be treated as a distribution of money to the Member. An assumption of the Company's unsecured liability by a Member shall be treated as a cash contribution to the Company. For this purpose, the assumption of a secured liability in excess of the fair market value of the security shall be treated as the assumption of an unsecured liability to the extent of that excess.

     Capital Accounts shall be adjusted appropriately on account of investment tax credit and investment tax credit recapture in accordance with the principals of Section 48(q) of the Code.

     In the event that assets of the Company other than cash are distributed to a Member in kind, Capital Accounts shall be adjusted for the hypothetical "book" gain or loss that would have been realized by the Company if the distributed assets had been sold for their fair market values in a cash sale (in order to reflect unrealized gain or loss).

     In the event of the liquidation of a Member's Interest or of the Company, Capital Accounts shall be adjusted for the hypothetical "book" gain or loss that would have been realized by the Company if all Company assets had been sold for their fair market values in a cash sale (in order to reflect unrealized gain or loss).

     Capital Accounts also shall be adjusted upon the constructive termination of the Company as provided under Section 708 of the Code in accordance with the method set forth in the immediately preceding paragraph (as required by Section 1.704-1(b)(2)(iv)(1) of the Regulations).

     1.6 CODE: The Internal Revenue Code of 1986, as the same may be amended from time to time.

     1.7 COMPANY: SEEDBIOTICS, L.L.C., a limited liability company formed under the laws of Idaho, and any successor limited liability company.

     1.8 COMPANY AGREEMENT: This Operating Agreement, including all amendments adopted in accordance with this Operating Agreement and the Act.

     1.9 COMPANY BUSINESS: The business or businesses conducted by the Company from time to time pursuant to the provisions of Section 4.

     1.10 DISSOLUTION EVENT: An event, the occurrence of which will result in the dissolution of the Company under Section 19, unless the Members agree to the contrary.

     1.11 DISTRIBUTABLE CASH: The Distributable Cash at any time shall mean such cash on hand and in Company accounts opened pursuant to Section 10 hereof, as in the sole and absolute discretion of the Management Committee is then available for distribution to the Members after all current debts and obligations of the Company have been paid and, if the Management Committee so determines, a reasonable reserve for operating expenses, normal working capital, capital expenditures and contingencies has been set aside.

     1.12 GENERAL MANAGER: The General Manager of the Company shall mean the manager as provided in Section 12.6 hereof.

     1.13 INCOME: The Income of the Company shall mean all items of income (including all items of gain and including income exempt from tax) based on the value of the Company's assets as set forth on the books of the Company and determined in accordance with the principles of Section 1.704-1(b)(2)(iv)(g) of the Regulations or any successor provision and otherwise strictly in accordance with Federal income tax principals (including rules governing depreciation and amortization).

     1.14 LOSSES: The Losses of the Company shall mean all items of loss (including deductions) based on the value of the Company's assets as set forth on the books of the Company and determined in accordance with the principles of
Section 1.704-12(b)(2)(iv)(g) of the Regulations or any successor provision and otherwise strictly in accordance with Federal income tax principals (including rules governing depreciation and amortization).

     1.15 MAJORITY INTEREST: Greater than fifty percent (50%) of the total Percentage Interests of all Members of the Company.

     1.16 MANAGEMENT COMMITTEE: The Management Committee of the Company shall mean the Management Committee provided for in Section 12.1 hereof.

     1.17 MEMBER: The entities referenced in Section 2 of the Company Agreement and the Substitute Members.

     1.18 PERCENTAGE INTEREST: The Percentage Interest of each Member shall mean the percentage set forth opposite such Member's name in Section 2 below, as such percentage may hereafter be modified pursuant to the provisions of
Section 5.2 below, or otherwise by agreement of the Members. The Members acknowledge that the Percentage Interests may be different than the Capital Accounts.

     1.19 REGULATIONS: The Treasury Regulations promulgated pursuant to the Code, as such Treasury Regulations may be amended from time to time.

     1.20 SUBSTITUTE MEMBER: A transferee of a Percentage Interest who has been admitted to all of the rights of membership pursuant to the Company Agreement.

                                   SECTION 2

                                    MEMBERS
                                    -------

     2.1 The initial Members and their respective addresses, initial investments in monetary terms for purposes of calculating their Capital Accounts, and Percentage Interests in the Company are as set forth below:


                                          INITIAL             PERCENTAGE
MEMBER          ADDRESS                CAPITAL ACCOUNT          INTEREST
------          -------                ---------------          -------
Research        P.O. BOX 1393                                     50%
Seeds, Inc.     St. Joseph, MO 64502
("RSI")

Flintrock,      P.O. Box 12447                                    50%
Inc.            Fresno, CA 93777-2447
("FLINTROCK")


                                   SECTION 3

                                   FORMATION
                                   ---------

     3.1 ORGANIZATION. The initial Members have hereby organized the Company as an Idaho Limited Liability Company pursuant to the provisions of the Act.

     3.2 AGREEMENT. For and in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Members executing the Company Agreement hereby agree to the terms and conditions of the Company Agreement, as it may from time to time be amended according to its terms. It is the express intention of the Members that the Company Agreement shall be the sole source of agreement of the parties, and, except to the extent a provision of the Company Agreement expressly incorporates Federal income tax rules by reference to sections of the Code or Regulations, or as expressly prohibited or ineffective under the Act, the Company Agreement shall govern, even when inconsistent with, or different than, the provisions of the Act or any other law or rule. It is the intention of the Members that the Company be taxed as a partnership. To the extent any provision of this Company Agreement is prohibited or ineffective under the Act or is required in order for the Company to be taxed as a partnership, the Company Agreement shall be considered amended to the smallest extent possible in order to make the Agreement effective under the Act and any applicable tax laws.

     3.3 NAME. The name of the Company is SEEDBIOTICS, L.L.C., and all business of the Company shall be conducted under that name or under any other name, but in any case, only to the extent permitted by applicable law.

     3.4 EFFECTIVE DATE. The Company Agreement shall become effective upon the filing and acceptance of the Company's Articles of Organization with the Idaho Secretary of State.

     3.5 TERM. The Company shall be dissolved and its affairs wound up in accordance with the Act and the Company Agreement on December 31, 2045, unless the term shall be extended by amendment to the Company Agreement and the Articles of Organization, or unless the Company shall be sooner dissolved and its affairs wound up in accordance with the Act or the Company Agreement.

     3.6 REGISTERED AGENT AND OFFICE. The Registered Agent for the service of process and the Registered Office shall be as reflected in the Articles as filed in the Office of the Secretary of State. The Management Committee may, from time to time, change the Registered Agent or Office through appropriate filings with the Secretary of State. In the event the Registered Agent ceases to act as such for any reason or the Registered Office shall change, the Management Committee shall promptly designate a replacement Registered Agent or file a notice of change of address, as the case may be. If the Management Committee shall fail to designate a replacement Registered Agent or change of address of the Registered Office, any Member may designate a replacement Registered Agent or file a notice of change of address.

     3.7 PRINCIPAL OFFICE. The principal office of the Company shall be located at 818 Paynter Avenue, Caldwell, Idaho 83605. The Company's mailing address is P.O. Box 609, Caldwell, Idaho 83606-0609.

                                   SECTION 4

                               NATURE OF BUSINESS
                               ------------------

     4.1 The Company shall engage in the business of seed coating (including, without limitation, Rhizobium Seed Coating), and the marketing and sale of coated seed, and in such other business activities (including, without limitation, research and development) as are incidental thereto and may, in addition, engage in such other lawful business permitted by the Act or the laws of any jurisdiction in which the Company may do business as the Members may from time to time agree upon unanimous vote or unanimous written consent. The authority granted to the General Manager hereunder to bind the Company shall be limited to actions necessary or convenient to this business.

                                   SECTION 5

                       CONTRIBUTIONS AND CAPITAL ACCOUNTS
                       ----------------------------------

     5.1 INITIAL CONTRIBUTIONS. Each Member shall make the capital contribution described for that Member on Exhibit A at the time and on the term specified on Exhibit A. If no time for contribution is specified, the capital contribution shall be made upon the filing of the Articles of Organization with the Secretary of State. The value of the capital contribution shall be as set forth on Exhibit A. No interest shall accrue on any capital contribution and no Member shall have the right to withdraw or be repaid any capital contribution except as provided in this Company Agreement.

     5.2 ADDITIONAL CONTRIBUTIONS. In addition to the initial capital contributions, the Management Committee and Members holding a Majority Interest together may determine from time to time that additional contributions are needed to enable the Company to conduct its business. Upon making such a determination, the Management Committee shall give notice to all Members in writing at least fourteen (14) days prior to the date on which such contribution is due. Such notice shall set forth the amount of additional contribution needed, the purpose of which the contribution is needed, and the date by which the Members shall contribute. Each Member shall be required to contribute a share of such additional contribution which is proportionate to that Member's Percentage Interest in the Company. Each Member shall receive a credit to its Capital Account in the amount of any additional capital the Member contributes to the Company.

     5.3 FAILURE TO MAKE CONTRIBUTIONS. If a Member does not timely contribute capital when required, that Member shall be in default under this Agreement. In such event, the Management Committee shall send the defaulting Member written notice of such default, giving the defaulting party fourteen (14) days from the date such notice is given to contribute the entire amount of its required capital contribution. If the defaulting Member does not contribute its required capital to the Company within said fourteen (14)-day period, the non-defaulting Members who hold a majority of the Percentage Interests held by all non-defaulting Members may elect any one or more of the following remedies:

          (a) The non-defaulting Members may advance funds to the Company to cover those amounts which the defaulting Member fails to contribute. Amounts which a non-defaulting Member so advances on behalf of a defaulting Member shall become a loan due and owing from the defaulting Member to such non-defaulting Member and shall bear interest at the rate of three percent (3%) over the prime rate being charged by Bank of

    America from time to time to its most credit-worthy creditors, but not in excess of the maximum rate permitted by law, per annum, payable monthly. All Distributable Cash otherwise distributable to the defaulting Member under this Agreement shall instead be paid to the non-defaulting Members making such advances until such advances and interest thereon are paid in full. In any event, any such advances shall be evidenced by a promissory note in standard form and be due and payable in full twelve (12) months from the date of the advance and shall be secured by the defaulting Member's interest in the Company with a security agreement in standard form and with such UCC-1 financing statements and other documents of transfer as such non-defaulting Members may reasonably request.

          (b) Dissolve the Company, in which event the Company shall be wound-up, liquidated and terminated pursuant to Section 19.

          The election of the non-defaulting Members to pursue any remedy provided in this Section 5.3 shall not be a waiver or limitation of the right to pursue an additional or different remedy available hereunder or of law or equity with respect to any subsequent default.

     5.4 REPAYMENT OF CAPITAL. The Members shall not have the right to demand or receive property, other than cash, in return for their capital contributions except in liquidation as provided in Section 19 hereof, and no Member shall have any priority over any other Member as to the return of contributions or compensation by way of income except as specifically provided herein.

     5.5 LOANS TO COMPANY. No Member may lend or advance money to the Company without the unanimous approval of the Management Committee. Any loan by a Member to the Company shall be separately entered in the books of the Company as a loan to the Company, shall bear interest at an annual rate equal to the lesser of Bank of America's "prime" rate as in effect from time to time plus one percent (1%), or the maximum permitted by law. Interest shall be payable quarterly in arrears and the maturity date of the loan shall be as agreed between the lending Member and the Management Committee. Each such loan shall be evidenced by a Promissory Note delivered to the lending Member and executed in the name of the Company by the Management Committee. In the event any Member loans funds to or advances money on behalf of the Company, such lending Member shall have all the rights of a general creditor. No loan made by a Member to the Company shall increase such Member's Percentage Interest in the Company and, except as expressly authorized or required herein, no Member shall be required to make any loans to the Company.

     5.6 LOANS BY COMPANY. The Company, with the unanimous vote or unanimous written consent of the Management Committee, may make loans to any Member or to any Affiliate of any Member. Such loans shall be made on the same terms as provided in Section 5.5 above.

     5.7 NATURE OF INTERESTS. The interests of the Members in the Company shall be personal property for all purposes. All property owned by the Company, whether real or personal, tangible or intangible (including, without limitation, any trade secrets, inventions or other proprietary information discovered, or developed or otherwise acquired by the Company), shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any ownership of such property.

     5.8 STATUS OF CREDITORS. No creditor who makes a loan to the Company shall have or acquire at any time, as a result of making such loan, any direct or indirect interest in the profits, capital or property of the Company other than as a creditor.


                                   SECTION 6


                  WARRANTIES, INDEMNIFICATION AND LIABILITIES


     6.1 Each Member hereby represents and warrants to the Company and the other Members that it is the sole owner of all rights, assets and interests assigned and contributed to the Company pursuant to Sections 5.1, 5.2, and 5.3, and that its title and interest in and to said business, rights and assets is free of any liens, encumbrances, restrictions and other legal or equitable claims of any nature whatsoever, excepting only trade obligations incurred in the normal course of business which are not material in amount. Each Member hereby represents and warrants to the Company and each other Member, that:

          (a) if that Member is an organization, it is duly organized, validly existing, and in good standing under the laws of its state of organization, and it has full organizational power to execute and agree to the Company Agreement, and to perform its obligations hereunder;

          (b) the Member is acquiring its interest in the Company for the Member's own account as an investment and without an intent to distribute the interest; and

          (c) the Member acknowledges that the interests have not been registered under the Securities Act of 1933 or any state securities laws, and may not be resold or transferred by the Member without appropriate registration or the availability of an exemption from such requirements.


     6.2 Each Member agrees that it shall defend or settle, at its own expense, any suit or proceeding brought against any other Member(s) or the Company against any claim that all or any part of the business, rights or assets contributed by such Member to the Company infringes a copyright in the United States or a United States patent or any other proprietary right of a third party, if notified by the other Members or the Company promptly in writing and given authority, information and assistance for the defense or settlement of the same. Each Member shall also indemnify and hold the other Members and the Company harmless from and against any and all losses, damages and costs, including reasonable attorneys fees finally awarded against the other Members or the Company in any such suit or proceeding. Furthermore, should all or any part of the business, rights or assets so contributed by a Member be found to be infringing any such copyright, patent, or proprietary right, that Member shall use its best efforts to procure for the Company the right to continue using the infringing part or parts of the business, rights and assets or modify them to make them non-infringing.

     6.3 No Member shall be liable as such for the liabilities of the Company. Without limiting the foregoing, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Company Agreement or the Act shall not be grounds for imposing personal liability on the Members or managers for liabilities of the Company.

                                   SECTION 7

                        ALLOCATION OF INCOME AND LOSSES

     7.1 INCOME. All Income of the Company for each fiscal year or fraction thereof during the term of the Company shall be allocated and credited to the Capital Accounts of Members in accordance with their then respective Percentage Interests in the Company.

     7.2 LOSSES. All Losses of the Company for each fiscal year or fraction thereof during the term of the Company shall be allocated and charged to the Capital Accounts of Members in accordance with their then respective Percentage Interests in the Company.

     7.3 TRANSFERS. If any Percentage Interest is transferred, or is increased or decreased by reason of the admission of a new or Substitute Member or otherwise, during any fiscal year of the Company, each item of Income, Loss, gain, deduction or credit of the Company for such fiscal year shall be assigned pro rata to each day in a particular period of such fiscal year in which such item is attributable (i.e., the day on or during which it is accrued or otherwise incurred) and the amount of each such item so assigned to any such day shall be allocated to the Member based upon his or her respective Percentage Interest at the close of such day.

          However, for the purpose of accounting convenience and simplicity, the Company shall treat a transfer of, or an increase or decrease in, a Percentage Interest which occurs at any time during a semi-monthly period (commencing with the semi-monthly period including the date hereof) as having been consummated on the last day of such semi-monthly period, regardless of when during such semi-monthly period such transfer, increase or decrease actually occurs (i.e., sales and dispositions made during the first fifteen (15) days of any month will be deemed to have been made on the fifteenth day of the month). Notwithstanding any provision above to the contrary, gain or loss of the Company realized in connection with a sale or other disposition of any of the assets of the Company shall be allocated solely to the parties owning Percentage Interests as of the date such sale or other disposition occurs.

     7.4 RELATIONSHIP TO BOOK VALUES. Notwithstanding any other provision in this Section 7, in accordance with Section 704(c) of the Code and the Regulations promulgated thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal and state income tax purposes and its fair market value on the date of contribution. The Members hereby agree that because the adjusted basis of their relative property contributions are approximately equal, a tax depreciation allocation of Fifty Percent (50%) to each Member is equitable.

     7.5 RECAPTURE INCOME. In the event that the Company has taxable income that is characterized as ordinary income under the recapture provisions of the Code, each Member's distributive share of taxable gain or loss from the sale of Company assets (to the extent possible) shall include a proportionate share of this recapture income equal to that Member's share of prior cumulative depreciation deductions with respect to the assets which gave rise to the recapture income.

                                   SECTION 8

                               DISTRIBUTABLE CASH
                               ------------------

     8.1 The Distributable Cash shall be distributed to the Members at such times as the Management Committee determines, but no less than annually within ninety (90) days after the end of each fiscal year of the Company and shall be distributed to all Members in accordance with the Members' then respective Percentage Interests in the Company. Neither the Management Committee, any Member or General Manager shall make any distribution not otherwise required by this Agreement without the written vote or consent of all Members.

                                   SECTION 9

                     BOOKS, RECORDS, ACCOUNTING AND REPORTS
                     --------------------------------------

     9.1 BOOKS AND RECORDS. The Company's books and records, together with all of the documents and papers pertaining to the business of the Company, shall be kept at the principal place of business of the Company, and at all reasonable times shall be open to the inspection of, and may be copied and excerpts taken therefrom by, any Member or its duly authorized representative. Subject to the next sentence, the books and records of the Company shall be kept on a calendar year basis in accordance with generally accepted accounting principles, consistently applied and shall reflect all Company transactions and be appropriate and adequate for the Company Business. For Federal and State income tax purposes, the Company's books and records shall be kept on an accrual basis.

     9.2 ANNUAL STATEMENTS AND REPORTS. Within ninety (90) days after the end of each fiscal year of the Company, the Management Committee shall cause to be prepared and delivered to each Member, at the expense of the Company, (i) an annual report of the Company relating to the preceding fiscal year, containing an annual balance sheet and profit and loss statement, reviewed by a national independent certified public accounting firm selected by the Management Committee, and (ii) annual statement indicating each Member's share of the

Income or Losses of the Company and other relevant items of the Company for such fiscal year for Federal income tax purposes.

     9.3 TAX REPORTING. Within ninety (90) days after the end of each fiscal year of the Company, the Members shall cause Federal and State partnership information tax returns and Schedule K-1's to be prepared and delivered to each Member at the expense of the Company for review by the Members prior to the filing of such returns and schedules.

     9.4 TAX MATTERS MEMBER. Research Seeds, Inc., shall be the Tax Matters Member for the purposes of Section 6231(a)(7) of the Code. The Tax Matters Member shall be responsible for the timely communication of all tax correspondence with other Members.

     9.5 MONTHLY REPORTS. Within twenty (20) business days after the end of each calendar month, the Management Committee shall cause to be prepared and delivered to each Member, at the expense of the Company, an unaudited report of the Company relating to the preceding calendar month, containing a monthly balance sheet and profit and loss statement.

                                   SECTION 10

                                 BANK ACCOUNTS

     10.1 All funds belonging to the Company shall be deposited in the name of the Company in such bank account or accounts as shall be determined by the Management Committee. All withdrawals therefrom shall be made upon checks signed on behalf of the Company by the Management Committee or by any person or persons authorized in writing by the Management Committee to sign checks on behalf of the Company.

                                   SECTION 11

                        AUTHORITY AND RIGHTS OF MEMBERS

     11.1 LIMITED LIABILITY. Except as required under the Act or as expressly set forth in this Agreement, no Member shall be personally liable for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise.

     11.2 TRANSACTIONS WITH THE COMPANY. Subject to any limitations set forth in this Agreement and with the prior unanimous approval of the Management Committee after full disclosure of the Member's involvement, a Member may transact other business with the Company.

     11.3 MEMBERS HAVE NO MANAGERIAL AUTHORITY. The Members shall have no power to participate in the management of the Company except as expressly authorized by this Company Agreement and except as expressly required by the Act. Unless expressly and duly authorized in writing to do so by the Management Committee, no Member shall have any power or authority to bind or act on behalf of the Company in any way, to pledge its credit, or to render it liable for any purpose.

     11.4 VOTING RIGHTS. Except as expressly provided in this Agreement or the Articles, Members shall have no voting, approval or consent rights. Members shall have the right to approve or disapprove matters as specifically stated in this Agreement, including the following:

          (a) UNANIMOUS APPROVAL. The following matters shall require the unanimous vote, approval or consent of all Members who are not the subject of a Dissolution Event:

               (i) A decision to continue the business of the Company after the occurrence of a Dissolution Event.

              (ii) The transfer of a Member's Percentage Interest in the Company.

             (iii)  The admission of an Assignee as a Substitute Member.

              (iv)  Any amendment of the Articles or this Agreement.

               (v) A decision to compromise the obligation of a Member to make a Capital Contribution or return money or property paid or distributed in violation of the Act.

              (vi)  A change in the nature of the Company Business.

             (vii) The merger of the Company with another limited liability company, partnership, or corporation.

            (viii)  The withdrawal from the Company of a Member.

              (ix)  The dissolution of the Company.

          (b) APPROVAL BY MEMBERS HOLDING A MAJORITY INTEREST. Except as specifically set forth otherwise in this Company Agreement, including Section 12.3(b), in all other matters in which a vote, approval or consent of the Members is required, a vote, consent or approval of Members holding a Majority Interest (or, in instances in which there are defaulting members, non-defaulting Members who hold a majority of the Percentage Interests held by all non-defaulting Members) shall be sufficient to authorize or approve such act.

          (c) OTHER VOTING RIGHTS. In addition to the rights granted in Section 11.4(a), Members may vote, consent or approve, to the extent and on the terms provided in this Agreement, on matters contained in the following Sections:

               (i) Section 5.2 on additional Capital Contributions;

               (ii) Section 5.3 on remedies for a Member's failure to make a contribution;

               (iii) Section 12.2 on election and removal of a Committee Member;

               (iv) Section 12.3(b) on other limitations on the Management Committee's authority.

                                   SECTION 12

                     MANAGEMENT AND CONTROL OF THE COMPANY

     12.1 MANAGEMENT COMMITTEE. The complete and exclusive management and control of the business, property and affairs of the Company, including, without limitation, the establishment of the policy and overall direction of the Company, shall be vested in the Management Committee. Except for situations in which the approval of the Members is expressly required by the Articles or this Agreement, the Management Committee shall have full, complete and exclusive authority, power and discretion to manage and control the business, property and affairs of the Company, to make all decisions regarding those matters, and to perform any and all other acts or activities customary or incident to the management of the Company's business, property and affairs.

     12.2 ELECTION OF MANAGEMENT COMMITTEE MEMBERS.

          (a) NUMBER, TERM AND QUALIFICATIONS. The Company shall initially have a Management Committee composed of four (4) Members ("Committee Members"). The number of Committee Members shall be fixed from time to time by the affirmative vote or written consent of Members holding a Majority Interest provided that in no instance shall there be less than two (2) Committee Members. Unless he or she dies, resigns, or is removed, each Committee Member shall hold office until a successor shall have been elected and qualified. A Committee Member need not be a Member.

          (b) CUMULATIVE VOTING FOR ELECTION OF COMMITTEE MEMBERS. Subject to the requirements contained in this subsection, every Member entitled to vote at any election for a Committee Member shall have the right to cumulate his or her votes and give one candidate a number of votes equal to the number of Committee Members to be elected multiplied by the number of votes to which his Percentage Interest is entitled, or to distribute his votes on the same principle among as many candidates as he or she shall think fit. It is the intent of the Members that, so long as RSI and Flintrock each owns fifty percent (50%) of the Company, and there are an even number of Committee Members authorized, that RSI shall be entitled to elect fifty percent (50%) of the Committee Members and Flintrock shall be entitled to elect fifty percent (50%) of the Committee Members.

          (c) RESIGNATION. Any Committee Member may resign at any time by giving written notice to the Members and remaining Committee Members. The resignation of any Committee Member shall take effect upon receipt of that notice or at such later time as shall be specified in the notice; and, unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make it effective. The resignation of a Committee Member who is also a Member shall not affect the Committee Member's rights as a Member and shall not constitute a withdrawal of a Member.

     (d) REMOVAL. All or any lesser number of Committee Members may be removed at any time, with or without cause, by the affirmative vote of Members holding a Majority Interest at a meeting called expressly for that purpose, or by the written consent of the Members holding a Majority Interest; provided that no Committee Member may be removed when the votes cast against his removal would be sufficient to elect him if voted cumulatively at an election of Committee Members at which the same total number of votes were cast and the entire Management Committee were then being elected.

     (e) VACANCIES. The Members may fill any vacancy occurring for any reason in the number of Committee Members by the affirmative vote or written consent of a majority of those cumulative votes cast in favor of the election of said Committee Members.

12.3 POWERS OF MANAGEMENT COMMITTEE.

     (a)  POWERS OF MANAGEMENT COMMITTEE. Without limiting the generality of
Section 12.1, but subject to Section 12.3(b) and to the express limitations set forth elsewhere in this Agreement, the Committee Members shall operate by majority vote, with each Committee Member having one vote. The Management Committee shall establish a budget for the operation of the Company which shall include a provision for expenditures for capital expenditures and such budget limitations shall not be exceeded except after approval by a vote of the Committee Members. Not less than thirty (30) days before the end of the Company's fiscal year, the Management Committee shall agree on a budget for the following year, including capital expenditures. The General Manager shall operate the Company in conformity with the budget thus approved, unless it is changed by the affirmative majority vote of the Management Committee.

     (b) LIMITATIONS ON POWER OF MANAGEMENT COMMITTEE AND COMMITTEE MEMBERS. The Committee Members may not obligate the Company except as previously authorized by a majority vote of all Committee Members. The Committee Members and/or Management Committee shall not have authority hereunder to cause the Company to engage in the following transactions without first obtaining the affirmative vote or written consent of a Majority Interest (or such greater Percentage Interests set forth below) of the Members:

          (i) The sale, exchange or other disposition of all, or substantially all, of the Company's assets occurring as part of a single transaction or plan, or in multiple transactions over a six (6) month period, except in the orderly liquidation and winding up of the business of the Company upon its duly authorized dissolution, shall require the affirmative vote or written consent of Members holding at least sixty-six and two-thirds percent (66 2/3%) in Percentage Interests.

               (ii) The merger of the Company with another limited liability company, partnership or corporation shall require the affirmative vote or written consent of all Members.

               (iii)     The establishment of different classes of Members.

               (iv) A change in the nature of the Company Business shall require the affirmative vote or written consent of all Members.

               (v) Transactions between the Company and one or more of the Committee Members or one or more of any Committee Member's Affiliates, or transactions in which one or more of the Committee Members, or one or more of any Committee Member's Affiliates, has a material financial interest.

               (vi) Without limiting subsection (v), the lending of money by the Company to, or the borrowing of money by the Company from, any Committee Member.

               (vii) Any act which would make it impossible to carry on the ordinary business of the Company.

               (viii)    The confession of a judgment against the Company.

               (ix) Any other transaction described in this Agreement as requiring the vote, consent or approval of the Members.

     12.4 PERFORMANCE OF DUTIES; LIABILITY OF COMMITTEE MEMBERS. A Committee Member shall not be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member, unless the loss or damage shall have been the result of fraud, deceit, gross negligence, reckless or intentional misconduct, or a knowing violation of law by the Committee Member. The Committee Members shall perform their duties in good faith in a manner they reasonably believe to be in the best interests of the Company and its Members, and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances. A Committee Member who so performs shall not have any liability by reason of being or having been on the Management Committee of the Company.

     12.5 PAYMENTS TO COMMITTEE MEMBERS. Except as specified in this Agreement, no Committee Member or Affiliate of a Committee Member is entitled to remuneration for services rendered or goods provided to the Company. The Committee Members and their Affiliates shall receive only the following payments:

          (a) MANAGEMENT FEE. Except as provided herein, the Company shall pay the Committee Members no fee for services in connection with the management of the Company. However, with the approval of the Management Committee, each Committee Member shall be entitled to be reimbursed by the Company for reasonable out-of-pocket expenses.

          (b) SERVICES PERFORMED BY COMMITTEE MEMBERS OR AFFILIATES. With the approval of the Management Committee, the Company shall pay the Committee Members or Affiliates of the Committee Members for services rendered or goods provided to the Company to the extent that the Committee Members are not required to render such services or goods themselves without charge to the Company, and to the extent that the fees paid to such Committee Members or Affiliates do not exceed the fees that would be payable to an independent responsible third party that is willing to perform such services or provide such goods.

     12.6 GENERAL MANAGER. One General Manager of the Company shall be appointed by the Management Committee. The appointment or replacement of the General Manager shall be subject to the approval of the Management Committee, and the General Manager may be removed at any time by the Management Committee. The General Manager shall have all authority within the limitations of this Agreement to conduct day to day operations of the Company, and the General Manager may act alone within the scope of authority conferred herein on the General Manager. The General Manager shall have such powers and authority, and such powers and authority shall be subject to such limitations and restrictions, as may from time to time be specified in writing by the Management Committee. Such powers, authority, limitations and restrictions shall be subject to change from time to time by the Management Committee.

     12.7 INSURANCE. To the extent practicable, the Management Committee shall cause the Company to maintain insurance and bonds to cover its assets and the risks of conducting the Company business, including, without limitation, worker's compensation coverage, fire and extended coverage insurance, public liability insurance and property damage insurance, in such coverages and amounts as shall be determined by the Management Committee. The Management Committee shall use its best efforts to insure that the General Manager is bonded sufficiently to compensate for the limited availability of insurance inherent in the seed coating industry.

                                   SECTION 13

                MEETINGS OF MEMBERS AND/OR MANAGEMENT COMMITTEE.

     13.1   DEFINITION.   Unless the context clearly indicates otherwise, this
Section 13 shall apply to meetings of both Members and the Management Committee.

     13.2 DATE, TIME AND PLACE OF MEETINGS. Meetings may be held at such date, time and place within or without the State of Idaho as the Members or Management Committee may fix from time to time. No annual or regular meetings are required. At all meetings, a person shall be appointed to preside at the meeting and a person shall be appointed to act as secretary of the meeting. The secretary of the meeting shall prepare minutes of the meeting which shall be placed in the minute books of the Company.

     13.3 POWER TO CALL MEETINGS. Unless otherwise prescribed by the Act or by the Articles, meetings of the Members may be called by any Member, and meetings of the Management Committee may be called by any Committee Member.

     13.4 NOTICE OF MEETING. Written notice of a meeting of Members shall be sent or otherwise given to each Member, and written notice of a meeting of the Management Committee shall be sent or otherwise given to each Committee Member, in accordance with Section 22 not less than ten (10) days nor more than sixty
(60) days before the date of the meeting. The notice shall specify the place, date and hour of the meeting and the general nature of the business to be transacted.

     13.5 VALIDITY OF ACTION. Any action approved at a meeting of the Members or the Management Committee, other than by unanimous approval of those entitled to vote, shall be valid only if the general nature of the proposal so approved was stated in the notice, and shall be filed and maintained in the minute book of the Company.

     13.6 QUORUM. The presence in person or by proxy of the holders of a Majority Interest shall constitute a quorum at a meeting of members. The presence in person or by proxy of at least a majority of the number of all Committee Members shall be required to constitute a quorum for the transaction of business at a meeting of the Management Committee.

     13.7 ADJOURNED MEETING; NOTICE. Any Member's meeting, whether or not a quorum is present, may be adjourned from time to time by the vote of the majority of the Percentage Interests represented at that meeting, either in person or by proxy, without further notice. Any Management Committee meeting, whether or not a quorum is present, may be adjourned from time to time by the vote of the majority of those Committee Members present at the meeting, either in person or by proxy, without further notice.

     13.8 WAIVER OF NOTICE OR CONSENT. The actions taken at any meeting however called and noticed, and wherever held, have the same validity as if taken at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, each of the Members or Committee Members entitled to vote, who was not present in person or by proxy, signs a written waiver of notice or consent to the holding of the meeting or approves the minutes of the meeting. All such waivers, consents or approvals shall be filed with the Company records or made a part of the minutes of the meeting.

          Attendance of a person at a meeting shall constitute a waiver of notice of that meeting, except when the person objects, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened, and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters not included in the notice of the meeting if that objection is expressly made at the meeting. Neither the business to be transacted nor the purpose of any meeting need be specified in any written waiver of notice except as provided in Section 13.5.

     13.9 ACTION BY WRITTEN CONSENT WITHOUT A MEETING. Any action that may be taken at a meeting may be taken without a meeting, if a consent in writing setting forth the action so taken is signed by all Members or Committee Members. Such written consent shall be effective when given by telegram, telex, telecopy or other means of electronic communication and delivered to the Members or the Management Committee or the secretary, if any, of the Company. All such consents shall be maintained in the Company records.

     13.10 TELEPHONIC PARTICIPATION AT MEETINGS. Members may participate in any Members' meeting and Committee Members may participate in any Management Committee meeting through the use of any means of conference telephones or similar communications equipment as long as all participants can hear one another. A Member or Committee Member so participating is deemed to be present in person at the meeting.

     13.11 PROXY. A Member may, by written notice given to the other Members, and a Committee Member may, by written notice given to the other Committee Members, appoint a substitute to act on its behalf and in its place at any meeting of the Members or the Management Committee. Such substitutes shall have all power of the absent Member or Committee Member and references herein to "Member" or "Committee Member" shall be deemed to include such substitutes.

                                   SECTION 14

                            COVENANT NOT TO COMPETE

     14.1 During the term of this Agreement, no Member shall, in any manner (directly or indirectly, alone or jointly, whether as principal of, agent for or employee or independent contractor of any person, firm, corporation or other business entity) participate in, associate with or have a financial interest in, as an investor, lender, partner, shareholder, proprietor, or otherwise, or provide services, advice or other assistance to, any entity or business which is directly competitive with the Company's products, whether now existing or under development. Notwithstanding the foregoing, each Member shall be permitted to continue to engage in the business activities conducted by such Member as of the date hereof; provided that the scope of such activities shall not materially increase from that conducted as of the date hereof.

                                   SECTION 15

                            OTHER BUSINESS VENTURES


     15.1 Subject to the provisions of Sections 11.2 and 14, it is expressly understood that any Member may engage in any other businesses, investments or professions, and neither the Company nor any other Member shall have any rights in and to said other businesses, investments, or professions, or the income or profits derived therefrom by reason of this Agreement. The fact that a Member, or a person or entity affiliated with such Member, is directly or indirectly interested in or connected with any person, firm or corporation with which the Company has business dealings or with any person who is employed by the Company to render services shall not prohibit the Company from dealing with such person or employing such person, and neither the Company nor the other Members thereof shall have any right to any income or profits derived by such a person therefrom.


                                   SECTION 16

                    TRANSFER OR PLEDGE OF COMPANY INTERESTS

     16.1 RESTRICTIONS ON TRANSFER. No Member shall have the right to sell, transfer, encumber or otherwise dispose of all or any part of his interest in the Company or assign or create a beneficial interest in his share of Company Income, Losses or Distributable Cash, notwithstanding the fact that such proposed assignment, encumbrance or creation of beneficial interest would not involve a substitution of a new person or entity as a Member under this Company Agreement, without the written consent of all Members.

     16.2 RIGHTS OF ASSIGNEES. The Assignee of a Member has no right to participate in the management of the business and affairs of the Company or to become a Member except as provided in Section 16.3 below. The Assignee is only entitled to receive the distributions and return of capital, and to be allocated the Income and Losses attributable to its assignor.

     16.3 SUBSTITUTED MEMBERS. No Assignee of the whole or any portion of a Member's interest in the Company shall become a Substitute Member in the place of his assignor unless all of the following conditions are satisfied:

          (a)  All of the other Members agree to such substitution;

          (b) A duly executed and acknowledged instrument of assignment is filed with the Company setting forth the intention of the assignor that the Assignee become a Substitute Member in his place;

          (c) The assignor and Assignee execute and acknowledge such instrument or instruments as are necessary to effectuate such substitution, including the written acceptance and adoption by the assignee of all of the terms and conditions of this Company Agreement, as amended from time to time; and

          (d) The Assignee pays the Company the costs of the reasonable expenses of the Company incurred in connection with such substitution.


                                   SECTION 17

                             WITHDRAWAL OF MEMBERS

     17.1 No Member may withdraw from the Company, except upon the written consent of all Members.


                                   SECTION 18

                   NO DISSOLUTION UPON WITHDRAWAL OR TRANSFER

     18.1 Notwithstanding anything to the contrary in this Company Agreement, neither the withdrawal of a Member pursuant to Section 17, nor the sale or transfer of any Member's interest in the Company and the ensuing withdrawal from the Company of such Member pursuant thereto, shall cause the dissolution of the Company, provided that the following conditions are satisfied: (a) after such event, at least two (2) Members remain in the Company; and (b) after such event, all remaining Members, including any Substitute Member, elect to continue the Company Business.


                                   SECTION 19

                   DISSOLUTION AND LIQUIDATION OF THE COMPANY

     19.1 DISSOLUTION EVENT. The Company shall be dissolved upon the first to occur of the following events:

          (a)  The expiration of the stated term of the Company;

          (b)  The written election of all of the Members;

          (c) The "change of control" of a Member without the prior written consent of the other Members. For purposes of this provision, "change of control" shall be deemed to occur if a party other than Berisford International PLC, a United Kingdom corporation ("Berisford"), or any of its Affiliates, ceases to own and control at least a majority of the outstanding voting securities of Germain's, Inc. and Flintrock or if Land O'Lakes, Inc. shall cease to own and control at least a majority of the outstanding voting securities of RSI;

          (d) The sale of all or substantially all of the assets of the Company;

          (e)  As otherwise provided by operation of law;

          (f) The withdrawal from the Company of any Member, except as provided in Section 18; or

          (g) The election to dissolve made by a majority of the Percentage Interests held by all non-defaulting Members pursuant to Section 5.3(b).

     19.2 DISSOLUTION. Upon the dissolution of the Company, the Company shall be terminated and the Members shall take full account of the Company's assets and liabilities. The receivables of the Company shall be collected, and its assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof. Upon dissolution, the Company shall engage in no further business thereafter other than that necessary to operate the Company Business on an interim basis, collect its receivables and liquidate its assets.

     19.3 LIQUIDATION. Upon dissolution, the proceeds of the liquidation of the assets of the Company and the collection of its receivables together with assets distributed in kind shall be applied and distributed as follows, and in the following order of priority:

          (a) To the payment and discharge of all of the Company's debts and liabilities to persons other than Members;

          (b) To debts owing to the Members including debts arising from loans and advances made to or for the benefit of the Company, except that if the amount of such proceeds is insufficient to pay such debts in full, payment shall be made at a pro rate basis;

          (c) To each Member in the ratio that his Capital Account bears to the aggregate Capital Accounts of all Members.

     19.4 CAPITAL ACCOUNT ADJUSTMENTS. Upon the liquidation of a Member's interest in the Company, at the end of the taxable year of the Company in which such liquidation occurs or ninety (90) days after the date of such liquidation, whichever is later, such Member shall pay to the Company in immediately available funds an amount equal to the deficit, if any, in such Member's Capital Account, and such funds shall be distributed in accordance with the provisions of Section 19.3 above. For the purposes of this Section 19.4, the term "liquidation" shall have the meaning ascribed to that term in Section 1.704-1(b)(2)(ii)(g) of the Regulations or any successor provision.

     19.5 FURTHER ASSURANCES. The Members shall execute all such instruments for facilitating the collection of the Company receivables and the liquidation of Company assets and for the mutual indemnity and release of the Members as may be requisite or proper.

                                   SECTION 20

                                   INDEMNITY

     20.1 Except with respect to an act or omission which constitutes gross negligence or willful misconduct, breach of fiduciary duty or breach of any representation, warranty or covenant contained in this Company Agreement, the doing of any act or the failure to do any act by any Member, which results in loss and damage to the Company, if done in good faith pursuant to advice of legal counsel employed by the Company or if done in good faith to promote the best interests of the Company, shall not subject such Member to any liability or accountability to the Company or the other Members, and the Company shall defend any litigation against the Member arising out of the doing of such act or the failure to do such act and shall indemnity and hold such Member harmless from and against any loss, damage, liability and expense, including costs and reasonable attorneys' fees, which he may incur as a result thereof. Each Member shall indemnify and hold harmless the Company and the other Members, and each of them, from and against any and all loss, damage, liability and expense, including costs and reasonable attorneys' fees, to which they, or any of them, may be put or which they may incur by reason of or in connection with the gross negligence or willful misconduct of the indemnifying Member or the indemnifying party's breach of fiduciary duty or breach of any representation, warranty or covenant contained in this Company Agreement.

                                   SECTION 21

                              LIABILITY INSURANCE

     21.1 The Company may purchase liability insurance which insures the Members against any liabilities as to which the Members are permitted to be indemnified pursuant to the provisions of Section 20 hereof. However, the Company shall not bear the cost of that portion of any liability insurance which insures the Members for any liability as to which the Members are prohibited from being indemnified under Section 20.

                                   SECTION 22

                                    NOTICES

     22.1 All notices of meetings, demands and communications of any kind which any Member or Committee Member may be required or may desire to serve upon any other Member or Committee Member under the terms of this Company Agreement shall be in writing and shall be given either personally or by first-class mail or telegraphic or other written communication, charges prepaid, addressed to the Member or Committee Member at the address of that Member or Committee Member appearing on the books of the Company or as given by the Member or Committee Member to the Company for the purpose of notice. If no such address appears on the Company's books or is given, notice shall be deemed to have been given if delivered personally or sent to that Member or Committee Member by first-class mail or telegraphic or other written communication to the Member's or Committee Member's principal executive office or place of employment. Notice shall be deemed to have been given at the time when delivered personally or deposited in the mail or sent by telegram or other means of written communication.

                                   SECTION 23

                               General Provisions

     23.1 ENTIRE AGREEMENT. This Agreement is the entire agreement between the Members with respect to the subject matter hereof and supersedes all prior agreements between them with respect thereto.

     23.2 AMENDMENTS. The Agreement may not be altered or amended except by a written agreement duly executed by all of the Members of the Company.

     23.3 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject, however, to the provisions regarding assignment hereinabove set forth.

     23.4 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall together constitute but one and the same agreement, binding upon all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart.

     23.5 HEADINGS. The headings of the paragraphs of this Agreement are inserted solely for convenience of reference, and in no way define, describe, limit, extend or aid in the construction of the scope, extent or intent of this Agreement or of any term or provision hereof.

     23.6 CONTEXT. Where the context so requires, the use of the masculine gender shall include the feminine and/or neuter genders and the singular shall include the plural, and vice versa.

     23.7 WAIVER OF RIGHT TO PARTITION. Each of the parties hereto irrevocably waives during the term of the Company and during any period of winding up and dissolution of the Company any right that he may have to maintain any action for partition with respect to any asset of the Company or to compel any sale thereof under any statute, common law or other means not provided in this Agreement.

     23.8 SEVERABILITY. In the event that any provision or any portion of any provision contained in this Agreement is unenforceable, the remaining provisions and, in the event that a portion of any provision is unenforceable, the remaining portion of such provision, shall nevertheless be carried into effect.

     23.9 GOVERNING LAW. This Agreement is to be governed by and construed in accordance with the laws of the State of Idaho.

     23.10 NO WAIVERS. The failure of either party to enforce at any time or for any period of time the provisions of this Agreement shall not be construed as a waiver of such provision or of the right of such party thereafter to enforce each and every such provision of this Agreement.

     23.11 LEGAL FEES. If legal action or other proceeding is brought for the enforcement of this Company Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions hereof, the successful or prevailing party shall be entitled to recover all reasonable attorneys' fees and other costs incurred in such action or proceeding in addition to any other relief to which it may be entitled.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        RESEARCH SEEDS, INC., a
                                        Missouri corporation

                                        By /s/ W. Whitacre
                                           -------------------------------------
                                           President

                                        FLINTROCK INC.,  a Delaware
                                        corporation

                                        By /s/ Doug Elkins
                                           -------------------------------------
                                           President